Exhibit 99.1

FIVE-YEAR SUMMARY

(In Thousands, Except for Per Share Amounts and Footnote Data)

Year Ended December 31	2011	2010	2009	2008	2007
Results of Operations
Net sales	$2,869,005	$2,362,764	$2,005,394	$2,467,115	$2,336,187
Costs and expenses	2,281,165	1,947,916	1,819,114	2,246,198	2,026,300

Operating profit	587,840	414,848	186,280	220,917	309,887
Interest and financing expenses	(37,574)	(25,533)	(24,584)	(38,175)	(38,332)
Other income (expenses), net	357	2,788	(1,423)	601	6,264

Income before income taxes and equity in net income of unconsolidated investments	550,623	392,103	160,273	183,343	277,819
Income tax expense (benefit)	130,014	92,719	(7,028)	(6,539)	55,078

Income before equity in net income of unconsolidated investments	420,609	299,384	167,301	189,882	222,741
Equity in net income of unconsolidated investments (net of tax)	43,754	37,975	22,322	23,126	24,581

Net income	$464,363	$337,359	$189,623	$213,008	$247,322
Net income attributable to noncontrolling interests	(28,083)	(13,639)	(11,255)	(18,806)	(17,632)

Net income attributable to Albemarle Corporation	$436,280	$323,720	$178,368	$194,202	$229,690

Financial Position and Other Data
Total assets	$3,203,824	$3,068,081	$2,771,557	$2,872,717	$2,841,018
Operations:
Working capital	$954,442	$984,021	$678,823	$740,556	$650,521
Current ratio	3.38 to 1	3.70 to 1	2.92 to 1	2.69 to 1	2.57 to 1
Depreciation and amortization	$96,753	$95,578	$100,513	$111,685	$106,855
Capital expenditures	$190,574	$75,478	$100,786	$99,736	$98,740
Investments in joint ventures	$10,868	$1,333	$—	$103	$—
Acquisitions, net of cash acquired	$13,164	$11,978	$4,017	$63,960	$17,929
Research and development expenses	$77,083	$58,394	$60,918	$67,292	$62,691
Gross profit as a % of net sales	34.1	31.6	24.1	24.6	26.6
Total long-term debt	$763,673	$860,910	$812,713	$932,264	$723,938
Total equity(a)(d)	$1,678,827	$1,475,746	$1,253,318	$1,116,483	$1,332,666
Total long-term debt as a % of total capitalization (d)	31.3	36.8	39.3	45.5	35.2
Net debt as a % of total capitalization (b)(d)	13.9	17.1	27.6	36.8	29.2
Common Stock
Basic earnings per share(c)(e)	$4.82	$3.54	$1.95	$2.12	$2.41
Shares used to compute basic earnings per share (c)(e)	90,522	91,393	91,512	91,657	95,496
Diluted earnings per share(c)(e)	$4.77	$3.51	$1.94	$2.09	$2.36
Shares used to compute diluted earnings per share (c)(e)	91,522	92,184	92,046	92,741	97,396
Cash dividends declared per share(e)	$0.67	$0.56	$0.50	$0.48	$0.42
Total equity per share (a)(d)(e)	$18.90	$16.11	$13.70	$12.27	$14.07
Return on average total equity(d)	27.7%	23.7%	15.1%	15.9%	19.2%

Footnotes:

(a)	Equity reflects the repurchase of common shares amounting to: 2011—3,000,000; 2010—400,356; 2009—174,900; 2008—4,662,700 and 2007—2,369,810.

(b)	We define net debt as total debt plus the portion of outstanding joint venture indebtedness guaranteed by us (or less the portion of outstanding joint venture indebtedness consolidated but not guaranteed by us), less cash and cash equivalents.
(c)	On January 1, 2009, we adopted new accounting guidance associated with share-based payment transactions considered to be participating securities. This guidance states that unvested share-based payment awards that contain nonforfeitable rights to dividends, such as certain of our restricted stock awards, are participating securities and therefore shall be included in the earnings per share calculation pursuant to the two-class method. In addition, the guidance requires all prior-period earnings per share data to be adjusted retrospectively, and as a result, all prior-period earnings per share data presented herein have been adjusted to conform to these provisions.
(d)	Effective January 1, 2009, we adopted new accounting guidance requiring noncontrolling interests to be separately presented as a component of equity. Prior years have been adjusted to conform to the new guidance.
(e)	On February 7, 2007, our Board of Directors approved a two-for-one stock split in the form of a share distribution. We distributed approximately 47.8 million shares of common stock on March 1, 2007, to shareholders of record as of February 20, 2007. The par value of the common stock remained at $0.01 per share.